Exhibit 21.1

Subsidiaries Of The Company

Iovance Biotherapeutics GmbH, a company formed under the laws of Switzerland.

Iovance Biotherapeutics B.V., a company formed under the laws of The Netherlands.

Iovance Biotherapeutics Manufacturing LLC, a limited liability company formed under the laws of the Commonwealth of Pennsylvania.

Iovance Biotherapeutics UK Ltd, a limited company formed under the laws of The United Kingdom.

Iovance Biotherapeutics UK SP Ltd, a limited company formed under the laws of The United Kingdom.

Iovance Biotherapeutics Canada Inc., a company formed under the laws of Canada.

Iovance Australia Pty Ltd, a private limited company formed under the laws of Australia.